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                                                                       EXHIBIT H



                                January 11, 2000



PennCorp Financial Group, Inc.
717 North Harwood Street
Dallas, Texas 75201
Attention: The Board of Directors

Gentleman:

          On January 10, 2000, PennCorp Financial Group, Inc. (the "Company")
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announced that it had entered into a purchase agreement with Swiss Re (the
"Buyer") pursuant to which the Company will sell, and the Buyer will purchase,
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the stock of the Company's Security Life and Trust and Southwestern Life
subsidiaries (the "Dallas Operations"), such transaction to be effected through
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a bankruptcy proceeding (the "Sale Plan"). The undersigned, as members of the
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Ad Hoc Committee of the Preferred Shareholders (the "Ad Hoc Committee") holding
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74.6% of the $3.375 Convertible Preferred Stock and $3.50 Series II Convertible
Preferred Stock (collectively, the "Preferred Stock") of the Company, believe
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that a restructuring plan can be arranged which is more favorable to the
Company's stakeholders than the Sale Plan.

          Accordingly, the Ad Hoc Committee hereby informs the Company that it does not currently intend to pursue litigation against the Company or its officers or directors to prevent the sale of the Dallas Operations to Buyer or based upon or arising out of the approval by the Company of the Sale Plan. Instead, the Ad Hoc Committee intends to submit a revised plan of restructuring to the Company as a superior alternative to the Sale Plan (the "Restructuring
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Plan").
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          We look forward to working with the Company to finalizing the
Restructuring Plan.



                              Very truly yours,


                              The Ad Hoc Committee of Preferred Shareholders
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     AIG - Soundshore Partners              Camden Asset Management

     By: ____________________               By: ____________________
     Its: ____________________              Its: ____________________

     Forest Investment Management           Highbridge Capital Management LLC

     By: ____________________               By: ____________________
     Its: ____________________              Its: ____________________

     Inverness Management LLC               Loeb Partners

     By: ____________________               By: ____________________
     Its: ____________________              Its: ____________________

     Paloma Securities LLC                  Paloma Strategic Securities Limited

     By: ____________________               By: ____________________
     Its: ____________________              Its: ____________________

     Q Investments, LP                      Steadfast Financial LLC

     By: ____________________               By: ____________________
     Its: ____________________              Its: ____________________

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     Its: ____________________              Its: ____________________


     _________________________
     William M. McCormick